ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement") is effective April 22, 2024,

BETWEEN: **FLOODCX CORP.** (the "Purchaser"), a company organized and existing under the laws of the State of Nevada, with its head office located at:

3960 Howard Hughes Parkway
5th Floor
Suite 500
Las Vegas, Nevada 89169

AND: **QUANTUM ENERGY, INC.** (the "Seller"), a company organized and existing under the laws of the State of Nevada, with its head office located at:

7464 E Tierra Buena Lane
Suite 3
Scottsdale, Arizona 85260

WHEREAS the Seller has agreed to sell and the Purchaser has agreed to purchase certain assets relating to the Business upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS HEREIN CONTAINED AND OTHER GOOD AND VALUABLE CONSIDERATION, THE [COMPANY NAME] HERETO AGREE AS FOLLOWS:

1. INTERPRETATION

1.1. Definitions

Unless the subject matter or context otherwise requires:

"Affiliate" has the meaning ascribed to the term "affiliated corporations".

"Associate" has the meaning ascribed to the term "associate" or individual that has a financial interest in the Agreement.

"Balance of Price" has the meaning ascribed thereto in Section 3.1.2.

"Books and Records" means any books and records (originals or copies thereof) of Seller relating exclusively to the Business including, without limitation, books and records relating to the purchase materials and supplies, the manufacture, assembly and processing of products, sales of products, dealings with customers and franchises, invoices, customer lists, mailing lists, suppliers lists, trademarks and trade names, financial records, personnel records (to the extent permitted by law) and taxes (excluding Seller's income tax and other tax records unrelated to the Business).

"Business Day" means any day excluding Saturday, Sunday and any other day which in Nevada], that is a legal holiday or a day on which financial institutions are authorized by law or by local proclamation to close.

"Claims" means any demand, action, cause of action, damage, loss, cost, liability, expense or requirements, governmental or otherwise, including the cost of legal representation in respect thereof and any interest or penalty arising in connection therewith.

"Closing" means the completion of the sale to and purchase by the Purchaser of the Purchased Assets under this Agreement by the transfer and delivery of documents of title thereto and the payment of the Purchase Price therefore in accordance with this Agreement.

"Closing Date" has the meaning ascribed thereto at Section 4.1.

"Collective Agreement" has the meaning ascribed thereto at Section 5.1.15.

"Employees" has the meaning ascribed thereto at Section 5.1.15.

"Excluded Assets" has the meaning ascribed thereto at Section 2.2.

"Goodwill" has the meaning ascribed thereto in Subsection 2.1.12.

"Immoveables" has the meaning ascribed thereto in Subsection 2.1.4.

"Financial Statements" means:

a) the unaudited interim financial statements of the Seller relating to its Business for the interim fiscal period ended December 31, 2023, consisting of a balance sheet, statements of income and retained earnings, statement of profits and losses, changes in financial position, auditor(s)' report and notes thereto.

"Inventories" means any product held for sale by the Seller and any materials (including components, spare parts, raw materials, work-in-process, finished products, packaging), held by the Seller in connection with the manufacturing, processing, assembly and sale of products, whether or not located on the Seller's premises, on consignment to a third party or in possession of sub-contractors, in transit or in storage.

"Liabilities" means all the liabilities, debts and obligations of the Seller whether present or future, whether pertaining to the Business, the Purchased Assets or otherwise, including, without limiting the generality of the foregoing:

i) Liabilities under any service, management or other contract entered into by the Seller;

ii) Liabilities under any plans, programs or arrangements of any kind with respect to benefits provided to each person employed by the Seller at the Closing Date;

iii) Any Liabilities for any accidents, breach of contract, delict and quasi-delict, occupational health and safety violations, and all other types of claims and lawsuits connected with or arising out of any matter, incident, occurrence of set of facts or circumstances prior to the Closing Date;

iv) Liabilities relating to defects of any product sold at any time by the Seller prior to the Closing Date;

v) Any other Liabilities of the Seller not expressly assumed by the Purchaser in this Agreement.

"Lien" means any interest in property or the income or profits therefrom securing an obligation owed to, or a claim by, a Person other than the owner (which for the purposes hereof shall include a possessor under a title retention agreement and a lessee under a lease hereinbelow described) of such property, whether such interest is based on common, civil, statute or contract, and including but not limited to any security interest, hypothec, mortgage, pledge, lien, claim, charge, cession, transfer, assignment, encumbrance, title retention agreement, lessor's interest under a lease which would be capitalized on a balance sheet of the owner of such property or analogous interest in, of or on any property or the income or profits therefrom of a Person.

"Material Adverse Change" means an event, which is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Business [taken as a whole.]

"Net Worth Adjustment Amount" has the meaning ascribed thereto in Section 3.8.

"Proprietary Rights" has the meaning ascribed thereto at Section 2.1.8.
"Person or persons" means any individual, company, corporation, partnership, firm, trust, sole proprietorship, government or entity howsoever designated or constituted.

"Purchase Price" has the meaning ascribed thereto at Section 3.1.

"Purchased Assets" has the meaning ascribed thereto at Section 2.1

"Receivables" means all [accounts receivable], trade accounts receivable, [notes receivable book debts and other debts due] or accruing to the Seller in connection with the Business which have been outstanding from the date of issue for less than [NUMBER] days at the Closing Date, which are not owing to the Seller by any Associate or Affiliate of the Seller, and the full benefit of all securities for such accounts, notes or debts.

"Tangible Net Worth" means for the Seller the total (which shall be added to if positive or deducted if negative) of (i) its share capital and (ii) its retained earnings less (iii) any loans or advances to or accommodations made for the benefit of any Affiliate of the Seller and (iv) all its intangible assets.

"This Agreement", the "Agreement", "hereto", "hereof", "herein", "hereby", "hereunder" and similar expressions mean or refer to this Agreement as amended from time to time and any indenture, agreement or instrument supplemental or ancillary hereto or in implementation hereof, and the expressions "section", "subsection" and "clause" followed by a number or letter mean and refer to the specific section, subsection or paragraph of this Agreement.

1.2. Extended Meanings

Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

1.3. Interpretation Not Affected by Headings

The division of this Agreement into articles and insertion of headings is for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

1.4. Applicable Law

This Agreement shall be deemed to have been made in the State of Nevada and shall be interpreted and enforced in accordance with and be governed by the State of Nevada.

1.5. Funds

All amounts referred to in this Agreement are in lawful money of the United States.

1.6. Financial Documents

All calculations and financial documents required to be made or produced under or pursuant to this Agreement shall be made or produced in accordance with generally accepted accounting principles.

1.7. Invalidity

If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

1.8. Business Day

In the event that any action to be taken hereunder falls on a day, which is not a Business Day, then such action shall be taken on the next succeeding Business Day.

1.9. Preamble

The preamble forms an integral part of this Agreement.

2. PURCHASED ASSETS

2.1. Purchased Assets

Subject to the terms and conditions hereof, the Seller agrees to sell, assign, convey and transfer to the Purchaser on the Closing Date and with effect therefrom as a going concern, the undertaking and all of the property and assets of the Business (the "Purchased Assets"), moveable and immoveable, of every kind and description and wheresoever situate, other than the Excluded Assets, said Purchased Assets including, without limiting the generality of the foregoing:

2.1.1. all Inventories as listed in the Master Capital Equipment and Inventory Schedule A as attached hereto;

2.1.2. Does not include any accounts receivable, trade accounts receivable, notes receivable, book debts and other debts due or accruing due to the Seller;

2.1.3. Does include all machinery, equipment, molds, dies, tools, small tools and parts:

2.1.3.1. maintenance items, in store materials, handling equipment, accessories and supplies;

2.1.3.2. all machinery, equipment, molds, dyes and tools listed in the Master Capital Equipment and Inventory Schedule A attached hereto;

2.1.3.3. machinery and equipment which may fall into the category of immoveables by destination including, without limitation, overhead cranes, boilers, compressors, batching plants, mixers, conveyors, electrical control panels, heaters and ventilators.

2.1.4. excluding all land, buildings, plants, leaseholds, improvements and fixtures owned by the Seller.

2.1.5. all data processing equipment and software programs including, without limitation, software programs relating to Direct Energy Systems;

2.1.6. all furniture, furnishings, fixtures and office equipment;

2.2. Excluded Assets

Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that the following property and assets of the Business (the "Excluded Assets") are excluded from the sale, assignment, conveyance, and transfer by the Seller to the Purchaser herein contemplated:

2.2.1. cash and securities;

2.2.2. all prepaid items including, without limitation, insurance, taxes and other similar items;

2.2.3. all leases of moveable property, conditional sales and agreements, and other agreements where ownership of the property is retained by the Seller thereof;

2.2.4. all leases of land, buildings, plants, leaseholds, improvements and fixtures;

2.2.5. any rights (including indemnification) and claims and recoveries under litigation of Seller against third parties arising out of or relating to events prior to the Closing Date; and

2.2.6. any rights or interests in any employee benefit plan maintained by Seller and any policy of insurance on or relating to Seller's properties, products or business and all claims or rights thereunder.

3. PURCHASE AND SALE

3.1. Purchase Price

The purchase price for the Purchased Assets (the "Purchase Price") shall be $ 4,700,000 (Four million seven hundred thousand dollars), which shall be paid by the Purchaser to the Seller as periodic payments, weekly or monthly based on cash flow, at the sole discretion of the Purchaser, but no less than $50,000.00 (Fifty thousand thousand dollars) per month through December 31, 2026. Seller shall not be entitled to interest.

3.1.2. The Purchaser shall not be obligated to pay to the Seller any sum on the Closing Date; Purchaser has agreed to the Purchase Price as is, and where is and is not entitled to any set off, discount, or return of any item or machinery purchased under the terms and conditions of this Agreement.

3.2. Default

In the event of any default of payment, then, (i) the obligation of the Seller to make further accommodations hereunder shall immediately terminate; and (ii) at the Seller's option, the [Outstanding Principal Obligations] and all interest and fees accrued thereon and all other amounts payable under this Agreement shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Purchaser. The foregoing in no way detracts from the Seller's right and ability at any time to demand the performance of all obligations of the Purchaser to the Seller, notwithstanding that no default has occurred or is continuing.

3.3. Balance of Price

The Purchaser may pre-pay the Balance of Price or any portion thereof at any time, without interest or penalty.

3.4. Allocation of the Purchase Price

The Purchase Price shall be allocated in the manner set forth in the Master Capital Equipment and Inventory Schedule A hereto provided that if the Purchase Price shall be adjusted pursuant to Section 3.7 hereto, the allocation shall be adjusted to agree to the Purchase Price.

3.5. No Assumption of Liabilities

The Purchaser shall not assume and shall not be deemed to assume any Liabilities and the Seller undertakes to pay all its obligations and Liabilities as same become due and payable and to indemnify and save harmless the Purchaser shall any claim be made against the Purchaser in connection therewith. In consideration of the Seller's foregoing undertaking to pay, the Purchaser hereby waives its right to require the Seller to provide it with a bulk sales affidavit conforming to the provisions of Nevada (see 4.2.12).

The Purchaser's obligation to indemnify the Seller as aforesaid shall be expressly conditional upon:
1. the Seller giving prompt notice of any threatened or actual claim and/or action to which such indemnity applies and a reasonable opportunity to defend the same in the Seller's name through counsel of the Purchaser's own choosing, all at the Purchaser's own expense and cost;

2. the Seller co-operating with the Purchaser and the Purchaser's counsel in the defense or any such claim or action, and,

3. the Seller refraining from settling or compromising or offering to settle or compromise any such claim or action without the Purchaser's prior written consent.

Nevertheless in the event that any creditor of the Seller threatens to have the transaction contemplated by this Agreement set aside by reason of failure to comply with the said bulk sales provisions, the Seller shall immediately, upon receipt of notice of such threat, pay to such creditor the amount claimed by it, irrespective of whether such amount is then due by the Seller to such creditor or whether there is any dispute between the Seller and creditor with respect to such claim. Should the Seller fail to make such payment, as herein provided, the Purchaser may do so, in which event the Seller shall reimburse the Purchaser the amount so paid by the Purchaser, within [NUMBER] Business Days of Purchaser's written demand to the Seller therefore.

3.6. Payment of Taxes

The Purchaser shall be liable for and shall pay all associated transfer taxes, federal taxes, goods and services tax, and sales taxes, excise taxes and all other taxes, duties or other like charges properly payable upon and in connection with the conveyance and transfer of the Purchased Assets by the

Seller to the Purchaser, provided that the Seller shall do or shall cause to be done such things as are reasonably requested to enable the Purchaser to comply with such obligations in an efficient manner.

3.7. Adjustments

All adjustments shall be made as of the Closing Date.

3.8. Disagreement Regarding Adjustment of Purchase Price

If Purchaser and Seller are unable to resolve any disagreement between them regarding the Adjustment to Purchase Price within 10 days after the giving of notice of such disagreement, the items in dispute will be referred to determination to an independent accountant as may be agreed to by Purchaser and Seller (the "Accountants"), which firm does not perform material services for Purchaser and Seller or any of their respective Affiliates, as promptly as practicable.

3.9. Escrow of Purchase Price

There shall be no Escrow.

4. CLOSINGS AND CONDITIONS PRECEDENT TO THE SALE

4.1. Closing Date

The purchase herein contemplated shall take place at the offices of Quantum Energy Inc.

4.2. Conditions Precedent to Closing in Favor of the Purchaser

The obligation of the Purchaser to purchase the Purchased Assets and to perform its obligations hereunder are subject to the fulfillment of the following conditions precedent to its satisfaction on or before the Closing Date, it being understood that the said conditions are included for the exclusive benefit of the Purchaser and may be waived, in writing by the Purchaser, either in whole or in part at any time:

4.2.1. Corporate Authorization

The Purchaser shall have received from the Seller a certified copy of the certificate and articles of incorporation of the Seller and any certificate and articles of amendment issued to the Seller, a certified copy of a resolution of the board of directors and of the Shareholders of the Seller authorizing the execution and delivery of this Agreement and approving the sale of the Purchased Assets to the Purchaser, an incumbency certificate listing all of the officers and the directors of the Seller who sign any documents in connection with this Agreement, and authorizing the issuance of the certificates and other documents required to be issued by the Seller hereunder, and Deed of Sale for the land, building and plant of the Seller.

4.2.2. Statements

The delivery of Financial Statements of the Seller relating to the Business, for the period ended the month immediately preceding the Closing Date certified by the chief financial officer of the Business to be true and correct in all material respects and to have been prepared in accordance with generally accepted accounting principles consistently applied.

4.2.3. Truth of Representations and Warranties

The representations and warranties of the Seller to the Purchaser contained in this Agreement and the Schedules thereto shall be true, correct and complete in every detail at the Time of Closing on the Closing Date with the same force and effect as if such representations and warranties were made at and as of such time with respect to the state of facts then existing and the Seller shall deliver to the Purchaser the solemn declaration of its President to such effect; provided that the closing of the transaction of purchase and sale herein provided for shall not be nor be deemed to be a waiver of the representations and warranties contained in this Agreement and Schedules, which representations and warranties shall continue in full force and effect for the benefit of the Purchaser.

4.2.4. Compliance with Terms and Conditions

All the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller on or before the Time of Closing on the Closing Date shall have been complied with or performed.

4.2.5. Government Approvals

Not applicable.

4.2.6. Approval of Purchaser's Counsel

Board of Directors approved. Not applicable.

4.2.7. Prohibited Actions

No action or proceeding at law or in equity, shall be pending or threatened by any person, firm, company, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit:

i) the purchase and sale of the Purchased Assets contemplated hereby, or

ii) the right of the Purchaser to conduct the Business.

4.2.8. Delivery of Documents and Title Deeds

The Seller shall have delivered to the Purchaser all documents or copies thereof required to be delivered, all title documents, deeds, leases, contracts and agreements and other documents in its possession or under its control relating to any of the Purchased Assets or the Business, including all Books and Records, which documents, Books and Records shall become the property of the Purchaser.

4.2.9. Legal Opinion of Seller's Counsel

Board of Directors approved. Not applicable.

4.2.10. Consents

All consents of third parties necessary to permit the transfer and assignment of any of the Purchased Assets shall have been obtained.

4.2.11. Due Diligence

The Purchaser and its legal counsel shall have conducted a due diligence review of the Business, including its books and records, which shall be satisfactory to the Purchaser in all respects.

4.2.12. No Substantial Damage or Adverse Change

Subject to section 4.4, no substantial damage to the Assets shall have occurred prior to the Closing Date and no adverse material change in Purchased Assets or the financial condition or prospects of the Business shall, in the reasonable opinion of the Purchaser, have occurred prior to the Closing Date.

4.2.13. No Adverse Legislation

No legislation (whether by statute, regulation, by-law or otherwise) shall have been enacted or introduced which, in the reasonable opinion of the Purchaser, adversely affects or may adversely affect the Purchased Assets or Business.

4.2.14. Delivery of Documents

The Seller shall execute and deliver to the Purchaser all such bills of sale, assignments, instruments of transfer, assurances, consents and other documents as shall be necessary effectively to transfer to Purchaser all Seller's rights, title and interest in, to and under, or in respect of, the Purchased Assets, and shall deliver up to Purchaser possession of the Purchased Assets, free and clear of any liens, charges or encumbrances or rights of third Persons; and shall effect such registrations, recordings and filings with public authorities as may be required in connection with the transfer of ownership to Purchaser of the Purchased Assets.

4.3. Conditions Precedent to Closing in Favor of the Seller

The purchase and sale of the Purchased Assets is subject to the satisfaction on or before the Time of Closing on the Closing Date, of the following terms and conditions which are included herein for the exclusive benefit of the Seller and which may be waived in whole or in part, only by the Seller:

4.3.1. Truth of Representations and Warranties.

The representations and warranties of the Purchaser to the Seller contained in this Agreement and Schedules hereto shall be true, correct and complete in every detail at the Time of Closing on the Closing Date with the same force and effect as if such representations and warranties were made at and as of such time and the Purchaser shall deliver to the Seller the solemn declaration of its President to such effect; provided that the closing of the transaction of purchase and sale herein provided for shall not be contained in this Agreement and Schedules, which representations and warranties shall continue in full force and effect for the benefit of the Seller as provided.

4.3.2. Compliance with Terms and Conditions

All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing on the Closing Date shall have been complied with or performed.

4.4. Risk of Loss

If prior to the Closing Date any part of the Purchased Assets shall be destroyed or damaged by any cause whatsoever, including fortuitous events, or shall be expropriated or seized by governmental authority, the Purchaser and the Seller shall enter into negotiations to determine the amount by which the Purchase Price shall be reduced to compensate for such loss or damage. Negotiations shall continue for a period of [NUMBER] days. If the [COMPANY NAME] have not reached agreement on the amount by which the Purchase Price shall be reduced within such period, the Seller shall give the Purchaser within a further period of [NUMBER] days, a written notice stipulating the amount by which the Seller considers the Purchase Price should be reduced.

The Purchaser shall have a period of [NUMBER] days from the giving of the Seller's notice, to give written notice to the Seller of its acceptance or refusal of the amount of the reduction in the Purchase Price. Should the Purchaser accept the amount of the reduction, it shall proceed to purchase the Purchased Assets for the agreed upon reduced Purchase Price and upon the other terms and conditions herein, save and except that the Closing Date shall be extended by a period equal to the period of the delay to reach agreement on the reduced Purchase Price.
Should the Purchaser refuse the amount of the reduction or not give written notice within the required delay, this Agreement shall be null and void and of no further effect and neither party shall have any recourse against the other.

4.5. Notification

If the Purchaser becomes aware that any of the foregoing conditions are not likely to be fulfilled at or before the Closing Date, it shall so notify the Seller with a view to permitting it to take such action as may be necessary to enable it to cause such conditions to be fulfilled at or before the Closing Date. In case any of the foregoing conditions shall not be fulfilled on or before the Closing Date to the reasonable satisfaction of the Purchaser, the Purchaser may rescind this Agreement by notice to the Seller and in such event the Purchaser shall be released from all obligations hereunder and, unless the condition for the non-performance of which the Purchaser has rescinded this agreement are reasonably capable of being performed or caused to be performed by the Seller, the Seller shall also be released from all obligations hereunder; provided that any such conditions, to the extent that it is for the benefit of the Purchaser, may be waived in whole or in part by the Purchaser without prejudice to its rights of rescission in the event of the non-fulfillment of any other condition or conditions, any such waiver to be binding on the Purchaser only if the same is in writing.

5. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE PURCHASER

5.1. Representations and Warranties of Seller

The Seller hereby represents and warrants to the Purchaser and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the purchase by the Purchaser of the Purchased Assets:

5.1.1. Binding Nature

This Agreement constitutes a legal, valid and binding obligation of the Seller enforceable in accordance with its terms.

5.1.2. Title of Assets

The Purchased Assets are owned by the Seller by good and marketable title thereto, free and clear of all Liens or of any rights or privileges capable of becoming Liens, except statutory liens, if any, none of which prevent in any material way the use of any of the Purchased Assets. The Seller represents and warrants to the Purchaser that, to the best of its knowledge, there are no

such Liens. The Seller further undertakes, at its sole cost and expense, to free all of the Purchased Assets of all such Liens within a period of [NUMBER] days of becoming aware thereof.

The Immoveables have reasonable access to public roads and to all utilities, including electricity, sanitary sewer, potable water, natural gas or its equivalent. All Immoveables and all improvements thereon conform in all material respects with all material zoning, environmental and other land use, occupational health and safety, ordinances, rules and regulations and other requirements of law and such improvements do not encroach in any respect on property of others. All material occupancy and other certificates or permits for the occupancy and lawful use of the Immoveables and the improvements thereto have been issued and are presently in full force and effect.

All notices of violations issued by any governmental instrumentality having jurisdiction against or affecting any of the Immoveables and improvements have been materially complied with. No use of any Immoveables and improvements is dependent upon the continuance of a non-conforming use or a special permit or license. No condemnation or taking by public authority of any Immoveables owned by the Seller is pending or, to the best of the Seller's knowledge, threatened. The Seller owns no assets reflected in the Financial Statements that have been disposed of since the date thereof, other than those which have been sold or otherwise disposed of in the ordinary and normal course of the routine daily affairs of business.

5.1.3. Options, Commitments

No person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Seller of any of the Purchased Assets, other than:

i) the Purchaser pursuant to this Agreement; and

ii) customers pursuant to purchase orders accepted by the Seller in the ordinary course of the Business.

5.1.4. No Violation

The entering into of this Agreement and the transactions contemplated hereby will not result in the violation of, or default under, any of the terms and provisions of the constating documents or by-laws of the Seller or of any resolutions of the directors or shareholders of the Seller or of any indenture or other agreement, written or oral, to which the Seller may be a party or by which it is bound or in the creation of any lien or other encumbrance on any of the Purchased Assets.

5.1.5. Books and Records

All accounts, books and records of the Seller kept in connection with the Business fairly and correctly set out and disclosed, in all material respects, in accordance with generally accepted accounting principles, the financial position of the Business as at the date hereof and all material financial transactions of the Seller relating to the Business have been accurately recorded in such books and records.

5.1.6. Leases

The Seller is not a party, as lessee, to any lease or agreement in the nature of any lease or agreement in the nature of a lease or a conditional sale agreement, capitalized lease or other title retention agreement with respect to moveable property.

All property leased by the Seller in connection with the Business is in a state of good maintenance and repair and it is adequate and suitable for the purposes for which it is presently being used.

Each lease is in good standing and in full force and effect without amendment thereto and the Seller is not in breach of any of the covenants, conditions or agreements contained in each such lease, except for breaches which are not, in the aggregate, material to the particular lease in question.

5.1.7. Uses

The conduct of the operations of the Business and the uses to which the leased property referred to in subsection 5.1.8 above have been put are not in breach of any statute, by-law, regulation, covenant, restriction or plan, except for breaches with respect to any particular property which in the aggregate are not material.

5.1.8. Work Orders

There are no outstanding work orders relating to any of the Purchased Assets from or required by any police or fire department, sanitation, health or factory authorities or from any other federal, provincial, or municipal authority or any matters under discussion with any such departments or authorities relating to work orders.

5.1.9. Litigation

Except as described herein there are no actions, suits or proceedings (whether or not purportedly on behalf of the Business), pending or threatened against or affecting the Seller at or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign relating to the Business or any of the Purchased Assets, which actions, suits or proceedings involve the possibility of any judgment against or liability of the Seller or the Business for an amount not covered by insurance.

5.1.10. Proprietary Rights

The Seller owns by good and marketable title, free and clear of all Liens, all Proprietary Rights which are necessary or desirable for the conduct of the Business as presently conducted and as proposed to be conducted. All Proprietary Rights are in full force and effect and the Seller has taken all necessary action to protect its rights therein. None of the Proprietary Rights are now being challenged or threatened with challenge. The Seller has not granted any license or other permission to any third party to use any Proprietary Rights and, to the best of the Seller's knowledge, no third party has infringed upon or misappropriated any Proprietary Right.

5.1.11. Infringement of Proprietary Rights

None of the Purchased Assets nor the use thereof by the Seller, to the best of the Seller's knowledge, infringes or conflicts with any proprietary rights, confidential information or trade secrets of any third party.

5.1.12. Compliance with Law

The Seller is conducting the Business in compliance with all applicable laws, rules and regulations, judgments and decrees of each jurisdiction in which the Business is carried on, is not in breach of any such law, rules or regulations, judgments or decrees, except for breaches which in the aggregate are not material, and is duly licensed, registered or qualified in each jurisdiction in which the Seller owns or leases property or carries on the Business to enable the Business to be carried on as now conducted and its property and assets to be owned, leased and operated. All such licenses, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any burdensome term, provision, condition or limitation which has or may have an adverse effect on the operation of the Business.

5.1.13. Employment Agreements

Not applicable.

5.1.14. Inventories

The Inventories consist of items of a quantity usable in the ordinary course of business and are of merchantable quality, fit for their intended purpose and do not include obsolete items or items in need of repair.

5.1.15. No Material Adverse Change

Since March 31, 2024 there has been no Material Adverse Change and the Seller has no knowledge of any present condition or contingency which could result in a material adverse change in the Business or its financial condition, operating results, employee relations, customer relations or business process. The Seller shall promptly notify the Purchaser of changes in the business of the Seller which might reasonably be regarded as material including major accidents, labor disputes or attempts to organize new bargaining units, significant rental losses and additions, threatened major lawsuits, cancellation of or material amendment to insurance or threats of such cancellation or amendment.

5.1.16. Environmental Matters

The Seller and its officers, directors, agents and employees or any predecessor thereof is conducting its business in compliance with all applicable environmental statutes, rules and regulations of each jurisdiction in which its business is carried on. The Seller is not in breach or default of any environmental statutes, rules, regulations, ordinance, order or decree to which the Seller, the Business or the Purchased Assets may be or are subject. The Seller does not use, store, handle, transport or dispose of any Hazardous Waste and Solid Waste.

There has been no emission, deposit, issuance or discharge of a contaminant in a greater quantity or concentration than that provided for by regulation of the Government or that the presence in the environment is prohibited or is likely to affect the life, health, safety, welfare or comfort of human beings or to cause any damages to or otherwise impair the quality of the soil, vegetation, wild life or property on, in, onto, into, under or from any of the Purchased Assets.

Neither the Seller nor its officers, directors, agents and employees nor any predecessor thereof has conducted any evaluation, assessment, study or test relating to the presence of any contaminant at the request or on behalf of any governmental authority or third party. The Seller has no knowledge of any prior or current storage, release or threatened release of any hazardous substance, toxic materials or other pollutants on or from any immoveable property owned or leased by the Seller.

5.1.17. Reliance

The Seller hereby expressly acknowledges that the Purchaser is relying on the covenants, representations and warranties of the Seller contained in this agreement and in any certificates or other document delivered pursuant hereto in connection with the sale and purchase of the Purchased Assets hereunder.

5.1.18. Evidence

The Seller shall furnish the Purchaser with evidence satisfactory to the Purchaser that except as otherwise contemplated hereby the facts with respect to each of the respective representations

and warranties of the Seller contained herein were as set out hereinabove at the Closing Date, provided that the receipt of such evidence and the closing of the transaction herein provided for shall not be a waiver of the representations and warranties of the Seller contained herein, which representations and warranties shall continue to full force and effect as provided for herein.

5.1.19. Standard of Conduct

In determining whether or not reasonable efforts have been used by the Seller, the standard of business judgment to be expected from it shall be the same as that applied in its previous conduct of its affairs.

5.2. Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Seller and acknowledges and confirms that the Seller is relying upon such representations and warranties in connection with the sale by the Seller of the Purchased Assets:

5.2.1. Due Incorporation

The Purchaser is a corporation duly incorporated and organized and is validly subsisting under the laws of the State of Nevada. The Purchaser has all necessary right, power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder. The entry, execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized and approved by all necessary corporate action on the part of the Purchaser.

5.2.2. Binding Nature

This Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

5.2.3. No Violation

The entering into of this Agreement and the transactions contemplated hereby will not result in the violation of any terms and provisions of the constating documents or by-laws of the Purchaser or of any resolutions of the directors of shareholders of either of them or of any indenture or other agreement, written or oral, to which either of them may be a party or by which it is bound.

5.3. Survival

The representations and warranties of the Seller and the Purchaser contained in this Agreement and in any certificates or documents delivered pursuant to or in connection with the transactions herein provided for shall survive the closing of the purchase and sale of the Purchased Assets herein provided for and, notwithstanding such closing, and regardless of any investigation by or on behalf of the Purchaser with respect thereto.

5.4. Indemnification of the Purchaser

The Seller shall indemnify the Purchaser and hold the Purchaser harmless against any Claims made upon, brought against, suffered or incurred by the Purchaser by reason of or arising from any incorrectness in, breach of or default under any representation, warranty or covenant contained herein or made by the Seller in connection herewith, provided that each such Claim is made upon, brought against, suffered or incurred by the Purchaser within [NUMBER] years of the Closing Date or in the case of the representations and warranties contained in Section 5.1.11, such Claim is made upon, brought against, suffered or incurred by the Purchaser no later than [NUMBER] year after final

judgment in any such suit, action, litigation or proceeding. Notwithstanding the foregoing provisions of this Section 5.4, there is no time limit within which a Claim must be made based upon a breach of or inaccuracy in any representation or warranty set forth at Section 5.1.1.

The Seller further agrees that the Purchaser shall be indemnified on a dollar-for-dollar basis for any reduction in the assets or any increase in Purchaser's liabilities which results from the incorrectness in, default under or breach of any representation, warranty or covenant.

The Purchaser's obligation to indemnify the Seller as aforesaid shall be expressly conditional upon:

1. the Seller giving prompt notice of any threatened or actual claim and/or action to which such indemnity applies and a reasonable opportunity to defend the same in the Seller's name through counsel of the Purchaser's own choosing, all at the Purchaser's own expense and cost;

2. the Seller co-operating with the Purchaser and the Purchaser's counsel in the defense or any such claim or action, and,

3. the Seller refraining from settling or compromising or offering to settle or compromise any such claim or action without the Purchaser's prior written consent.

5.5. Warranty Work

All capital equipment and inventory purchased herein by the Purchaser is as is and where is with no implied warranty by the Seller.

6. MUTUAL COOPERATION

7.1. Conduct of Business Prior to Closing

During the period from the date of this Agreement to the Date of Closing the Seller covenants and agrees to do the following:

a) Conduct Business in Ordinary Course. Except as otherwise contemplated or permitted by this Agreement, conduct the Business in the ordinary and normal course thereof.

b) Continue Insurance. Continue in full force and affect all existing policies of insurance presently maintained by the Seller in respect of the Business.

c) Perform Obligations. Comply with all laws, rules and regulations affecting the operation of the Business.

7.2. Access for Investigation Prior to Closing

The Seller shall permit the Purchaser and its employees, agents, counsel, accountants, other representatives and investors between the date hereof and the Time of Closing, without interference to the ordinary conduct of the Business, to have free and unrestricted access during normal business hours to the premises used in the Business and to:

7.2.1. all title documents, abstracts of title, deeds, leases, contracts and agreements and other documents in its possession or under its control relating to the Business and the Purchased Assets;

7.2.2. all books of account, accounting records, documents, business, legal and accounting information and data relating to the Business and the Purchased Assets including all audit working papers, tax return files and working papers for all past and current reporting years;

7.2.3. to have access to the personnel employed by the Seller and to have access to and to inspect the property and assets of same, it being agreed that the exercise of any rights of access or inspection by or on behalf of the Purchaser under this clause shall not affect or mitigate the covenants, representations and warranties of the Seller hereunder which shall continue in full force and effect.

7.2.4. The Seller and the Purchaser hereby agree that, so long as the books and records retained by the Seller relating directly to the Purchased Assets, or the books and records delivered to the Purchaser hereunder, remain in existence and are available, each party shall have the right to inspect and, at its expense, to make copies of some at any time during business hours for any proper purpose.

7.2.5. The Purchaser will not destroy, without first having offered in writing to deliver to the Seller, any of the books and records delivered to the Purchaser hereunder for a period of two years following the Closing Date. Each party agrees that it shall make available to the other party, and to any accountants or attorneys or tax agents authorized by such other party, at the expense of the party requesting some, any such records or information needed in connection with any tax, accounting, litigation or similar matters.

7.3. Actions to Satisfy Closing Conditions

Each of the Seller and the Purchaser hereby agrees to take all such actions as are within its power to control and to use all reasonable efforts to cause other actions to be taken which are not within its power to control so as to ensure compliance with any conditions set forth herein which are for the benefit of the other party. [The Purchaser will use its reasonable best efforts to cooperate with the Seller in obtaining, prior to the Closing Date, the Required Consents and such Lessor Consents as the Purchaser reasonably believes are desirable; provided, however, the Purchaser shall not be required to make any other payment of any kind whatsoever to the Seller or any third party in connection with obtaining any such Required Consent or Lessor Consent. If the Seller fails to obtain any Required Consents, the Seller and the Purchaser will use their reasonable best efforts to enter into mutually satisfactory arrangements to place the Purchaser in substantially the same position as if such Required Consent had been obtained as of the Closing Date.]

7.4. Transfer of Purchased Assets

The Seller shall take all necessary steps and such proceedings as may be approved by counsel for the Purchaser, acting reasonably, to permit the Purchased Assets to be duly and validly transferred to the Purchaser.

7.5. Assistance in Judicial Claims

The Purchaser shall reasonably cooperate with and assist the Seller with respect to the Seller's involvement in any judicial claims or proceedings relating to the Business, its employees or the Purchased Assets. The Seller shall indemnify the Purchaser for all expenses incurred with respect to such assistance.

[The Purchaser's obligation to indemnify the Seller as aforesaid shall be expressly conditional upon:

1. the Seller giving prompt notice of any threatened or actual claim and/or action to which such indemnity applies and a reasonable opportunity to defend the same in the Seller's name through counsel of the Purchaser's own choosing, all at the Purchaser's own expense and cost;

2. the Seller co-operating with the Purchaser and the Purchaser's counsel in the defense or any such claim or action, and,

3. the Seller refraining from settling or compromising or offering to settle or compromise any such claim or action without the Purchaser's prior written consent.]

7.6. Differentiation of Products

The Purchaser will use its reasonable best efforts to differentiate and identify products of the Business manufactured or sourced after the Closing Date from products manufactured or sourced by the Seller prior to the Closing Date.

7. MISCELLANEOUS

8.1. Successors and Assigns

The provisions of this Agreement shall, except as otherwise provided herein, ensure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns and each and every person so bound shall make, execute and deliver all documents necessary to carry out this Agreement.

8.2. Brokers

The Seller represents and warrants to the Purchaser and the Purchaser represents and warrants to the Seller that no broker, agent or other intermediary acted for the Seller or the Purchaser, as the case may, in connection with the sale of the Purchased Assets and the Seller and the Purchaser, as the case may be, agree to indemnify and save the other party from any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any such broker, agent or other intermediary.
[The Purchaser's obligation to indemnify the Seller as aforesaid shall be expressly conditional upon:

1. the Seller giving prompt notice of any threatened or actual claim and/or action to which such indemnity applies and a reasonable opportunity to defend the same in the Seller's name through counsel of the Purchaser's own choosing, all at the Purchaser's own expense and cost;

2. the Seller co-operating with the Purchaser and the Purchaser's counsel in the defense or any such claim or action, and,

3. the Seller refraining from settling or compromising or offering to settle or compromise any such claim or action without the Purchaser's prior written consent.]

8.3. Legal Fees

The Seller and the Purchaser shall each bear and be responsible for all of its own costs and expenses, including legal fees, incurred in connection with this Agreement and the transaction hereby contemplated.

8.4. Entire Agreement

This Agreement and the Schedules hereto constitutes the entire agreement between the Parties with respect to the subject matter hereof and the transactions herein contemplated and replaces all previous agreements and understandings, if any, between the Parties with respect to the subject matter hereof and the transaction contemplated herein.

8.5. Notices

Any notice to be given under this Agreement shall be in writing and delivered or, except in the event of disruption of postal service, mailed by prepaid registered mail addressed to the party to whom it is to be given at the address as shown below and such notice shall be deemed to have been given on the day of delivery or on the five business day after mailing as aforesaid, as the case may be.

if to the Purchaser:

FlooidCX Corp.
Attention: Dennis M Danzik, President

If to Seller:

Quantum Energy, Inc.
Willima Hinz, CEO

Notice of change of address may be given by any party in the same manner.

8.6. Time of Essence

Time shall be of the essence of this Agreement.

8.7. Counterparts

This Agreement may be executed in one or more counterparts each of which when so executed shall be deemed to be an original and such counterparts together shall constitute but one of the same instrument.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed on the date indicated above.

PURCHASER
FLOOIDCX CORP

Dennis M. Danzik
President

SELLER
QUANTUM ENERGY, INC.

Willima Hinz
Director - Chief Executive Officer